Exhibit Index

77C)     Submission of Matters for a Vote of Security Holders

On April 21, 2001 a Special Meeting of Shareholders of the Emerging Growth Fund was held in order to vote on the following matters:

1. Approval of a new Sub-Advisory Agreement between Touchstone Advisors, Inc. and TCW Investment Management Company.

         In Favor                 Against                        Abstain
          -------                 -------                        -------
        856,056.190 or 97.841%  2,797.890 or 0.320%       16,094.370 or 1.839%

2. Approval of a change in the fundamental investment restriction of the Fund with respect to borrowing money.

               In Favor            Against                       Abstain
               --------            -------                       -------
        705,378.310 or 80.619%   6,669.500 or 0.763%       17,331.640 or 1.981%

3. Approval of a change in the fundamental investment restriction of the Fund with respect to underwriting securities.

              In Favor                Against                    Abstain
              --------                -------                    -------
        705,936.850 or 80.683%    7,342.090 or 0.839%       16,100.510 or 1.841%

4. Approval of a change in the fundamental investment restriction of the Fund with respect to loans.

                In Favor              Against                    Abstain
                --------              -------                    -------
        705,007.510 or 80.577%      7,566.930 or 0.865%     16,805.010 or 1.921%

5. Approval of a change in the fundamental investment restriction of the Fund with respect to real estate.

               In Favor              Against                    Abstain
               --------              -------                    -------
        705,616.710 or 80.647%      7,300.090 or 0.834%     16,462.650 or 1.882%

6. Elimination of the fundamental investment restriction of the Fund with regard to oil, gas or mineral leases.

               In Favor               Against                   Abstain
               --------               ------                    -------
        697,891.070 or 79.764%    14,442.210 or 1.650%      17,046.170 or 1.949%



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7.       Approval of a change in the fundamental investment restriction of the
         Fund with respect to commodities.

            In Favor                  Against                  Abstain
            --------                  -------                  -------
        697,566.370 or 79.727%       7,541.340 or 0.861%   24,271.740 or 2.775%

8. Approval of a change in the fundamental investment restriction of the Fund with respect to its concentration of investments.

            In Favor                  Against                  Abstain
            --------                  -------                  -------
        705,897.820 or 80.679%        7,353.170 or 0.840%   16,128.460 or 1.844%

9. Approval of a change in the fundamental investment restriction of the Fund with respect to issuing senior securities.

            In Favor                  Against                   Abstain
            --------                  -------                   -------
        705,676.020 or 80.653%        6,774.820 or 0.775%   16,928.610 or 1.935%

10. Elimination of the fundamental investment restriction of the Fund with regard to the amounts invested in one issuer.

            In Favor                   Against                   Abstain
            --------                   -------                   -------
        704,704.050 or 80.542%        8,069.640 or 0.923%   16,605.760 or 1.898%

77I)     Terms of New or Amended Securities

         On May 1, 2001, the front-end sales load for Class C shares was eliminated. Class C shares are now sold at net asset value and are subject to a 1% contingent deferred sales load on shares redeemed within one year of their purchase.

         On May 1, 2001, a new series of Class B shares was issued for each series of the Registrant. Class B shares are sold at net asset value and are subject to a contingent deferred sales load of 5.00% if shares are redeemed within one year of their purchase. The contingent deferred sales load is incrementally reduced so that by the seventh year, there is no contingent deferred sales load. Class B shares are subject to 12b-1 distribution fees of up to 1% of average daily net assets. Class B shares will automatically convert to Class A shares after approximately eight years and will then be subject to the lower distribution fees of Class A shares.

77Q1)    Exhibits

         Sub-Advisory Agreement between Touchstone Advisors, Inc. and TCW Investment Management Company, on behalf of the Emerging Growth Fund.



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                             SUB-ADVISORY AGREEMENT

                         TOUCHSTONE EMERGING GROWTH FUND

                           TOUCHSTONE STRATEGIC TRUST


         This SUB-ADVISORY AGREEMENT is made as of July 6, 2001, by and between TOUCHSTONE ADVISORS, INC., an Ohio corporation (the "Advisor"), and TCW INVESTMENT MANAGEMENT COMPANY, a California corporation (the "Sub-Advisor").

         WHEREAS, the Advisor is an investment advisor registered under the Investment Advisers Act of 1940, as amended, and has been retained by Touchstone Strategic Trust (the "Trust"), a Massachusetts business trust organized pursuant to a Declaration of Trust dated February 7, 1994 and registered as an open-end diversified management investment company under the Investment Company Act of 1940 (the "1940 Act"), to provide investment advisory services with respect to certain assets of the Touchstone Emerging Growth Fund (the "Fund"); and

         WHEREAS, the Sub-Advisor also is an investment advisor registered under the Investment Advisers Act of 1940, as amended; and

         WHEREAS, the Advisor desires to retain the Sub-Advisor, under an interim sub-advisory agreement in accordance with the provisions of Rule 15a-4 promulgated under the 1940 Act, to furnish it with portfolio management services in connection with the Advisor's investment advisory activities on behalf of the Fund, and the Sub-Advisor is willing to furnish such services to the Advisor and the Fund;

         NOW THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

         1. EMPLOYMENT OF THE SUB-ADVISOR. In accordance with and subject to the Investment Advisory Agreement between the Trust and the Advisor, attached hereto as Exhibit A (the "Advisory Agreement"), the Advisor hereby appoints the Sub-Advisor to manage the investment and reinvestment of that portion of the assets of the Fund allocated to it by the Advisor (which portion may be changed by the Advisor by not less than ten days prior written notice) (the said portion, as it may be changed from time to time, being herein called the "Fund Assets"), subject to the control and direction of the Advisor and the Trust's Board of Trustees, for the period and on the terms hereinafter set forth. The Sub-Advisor hereby accepts such employment and agrees during such period to render the services and to perform the duties called for by this Agreement for the compensation herein provided. The Sub-Advisor shall at all times maintain its registration as an investment advisor under the Investment Advisers Act of 1940 and shall otherwise comply in all material respects with all applicable laws and regulations, both state and federal. The Sub-Advisor shall for all purposes herein be deemed an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust or the Fund.

         2. DUTIES OF THE SUB-ADVISOR. The Sub-Advisor will provide the following services and undertake the following duties:

         a. The Sub-Advisor will manage the investment and reinvestment of the assets of the Fund, subject to and in accordance with the investment objectives, policies and restrictions of the Fund and any written or oral directions which the Advisor or the Trust's Board of Trustees may give from time to time with respect to the Fund. In furtherance of the foregoing, the Sub-Advisor will make all determinations with respect to the investment of the Fund Assets and the purchase and sale of portfolio securities and shall take such steps as may be necessary or advisable to implement the same. The Sub-Advisor also will determine the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the portfolio securities will be exercised. The Sub-Advisor will render regular reports to the Trust's Board of Trustees, to the Advisor and to BARRA RogersCasey, Inc. (or such other advisor or advisors as the Advisor shall engage to assist it in the evaluation of the performance and activities of the Sub-Advisor). Such reports shall be made in such form and manner and with respect to such matters regarding the Fund and the Sub-Advisor as the Trust, the Advisor or BARRA RogersCasey, Inc. shall from time to time request; provided, however, that in the absence of extraordinary circumstances, the individual primarily responsible for management of Fund Assets for the Sub-Advisor will not be required to attend in person more than one meeting per year with the trustees of the Trust.

         b. The Sub-Advisor shall provide support to the Advisor with respect to the marketing of the Fund, including but not limited to: (i) permission to use the Sub-Advisor's name as provided in Section 5, (ii) permission to use the past performance and investment history of the Sub-Advisor with respect to a composite of other funds managed by the Sub-Advisor that are comparable, in investment objective and composition, to the Fund, (iii) access to the individual(s) responsible for day-to-day management of the Fund for marketing conferences, teleconferences and other activities involving the promotion of the Fund, subject to the reasonable request of the Advisor, (iv) permission to use biographical and historical data of the Sub-Advisor and individual manager(s), and (v) permission to use the names of those clients pre-approved by the Sub-Advisor to which the Sub-Advisor provides investment management services, subject to receipt of the consent of such clients to the use of their names. The Advisor will not use information about the Sub-Advisor, including the information described above, with respect to the marketing of the Fund, or otherwise provide information to third parties, other than such information that has been either provided to the Advisor by the Sub-Advisor for this purpose or pre-approved by the Sub-Advisor for this purpose. Within a reasonable time from the date of initial use, the Advisor will provide to the Sub-Advisor copies of materials used with respect to marketing the Fund, or otherwise provided to third parties, that include information about the Sub-Advisor, other than those materials that include only the Sub-Advisor's name and no other information about the Sub-Advisor.

         c. The Sub-Advisor will, in the name of the Fund, place orders for the execution of all portfolio transactions. In connection with the placement of orders for the execution of portfolio transactions, the Sub-Advisor will create and maintain all necessary brokerage records of the Fund in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act. All records shall be the property of the Trust and shall be available for inspection and use by the Securities and Exchange Commission (the "SEC"), the Trust or any person retained by the Trust. Where applicable, such records shall be maintained by the Advisor for the periods and in the places required by Rule 31a-2 under the 1940 Act. The Sub-Advisor will present a written report to the Board of Trustees of the Trust, at least quarterly, indicating total brokerage expenses, actual or imputed, as well as the services obtained in consideration for such expenses, broken down by broker-dealer and containing such information as the Board of Trustees reasonably shall request. The Sub-Advisor shall effect all purchases and sales of securities in a manner consistent with best execution, taking into account net price (including commissions) and execution capability and other services which the broker may provide. In this regard, the Sub-Advisor may effect transactions which cause the Fund to pay a commission in excess of a commission which another broker would have charged, provided, however, that the Sub-Advisor shall have first determined that such commission is reasonable in relation to the value of the brokerage, research, performance measurement service and other services performed by the broker.

         d. In the event of any change in the ownership of the Sub-Advisor, or any change in its investment principals primarily responsible for the management of the Fund Assets under this Agreement the Sub-Advisor shall give the Advisor and the Trust's Board of Trustees written notice of such change within a reasonable time (but not later than 30 days) after such change.

         e. The Sub-Advisor will bear its expenses of providing services to the Fund pursuant to this Agreement except such expenses as are undertaken by the Advisor or the Trust.

         f. The Sub-Advisor will manage the Fund Assets and the investment and reinvestment of such assets so as to comply with the provisions of the 1940 Act and with Subchapter M of the Internal Revenue Code of 1986, as amended.

         3.       COMPENSATION OF THE SUB-ADVISOR.

         a. As compensation for the services to be rendered and duties undertaken hereunder by the Sub-Advisor, the Advisor will pay to the Sub-Advisor a monthly fee equal on an annual basis to 0.50% of the average daily net Fund Assets. Such fee shall be computed and accrued daily. If the Sub-Advisor serves in such capacity for less than the whole of any period specified in this Section 3a, the compensation to the Sub-Advisor shall be prorated. For purposes of calculating the Sub-Advisor's fee, the daily value of the Fund Assets shall be computed by the same method as the Trust uses to compute the net asset value of the Fund for purposes of purchases and redemptions of shares thereof.

         b. The Sub-Advisor reserves the right to waive all or a part of its fees hereunder.

         c. The compensation of the Sub-Advisor shall be held in an interest-bearing escrow account with the Fund's custodian. If a majority of the Fund's outstanding voting securities approve a sub-advisory agreement with the Sub-Advisor within 150 days of the effective date of this Agreement, the amount in the escrow account (including interest earned) shall be paid to the Sub-Advisor. If a majority of the Fund's outstanding voting securities do not approve a sub-advisory agreement with the Sub-Advisor within 150 days of the effective date of this Agreement, the Sub-Advisor shall be paid, out of the escrow account, the lesser of: (i) any costs incurred in performing its services under this Agreement (plus interest earned on that amount while in escrow) or
(ii) the total amount in the escrow account (plus interest earned).

         4. ACTIVITIES OF THE SUB-ADVISOR. It is understood that the Sub-Advisor may perform investment advisory services for various other clients, including other investment companies. The Sub-Advisor will report to the Board of Trustees of the Trust (at regular quarterly meetings and at such other times as such Board of Trustees reasonably shall request, subject to the limitation on personal attendance at such meetings set forth in Section 2a) (i) the financial condition and prospects of the Sub-Advisor, (ii) the nature and amount of transactions affecting the Fund that involve the Sub-Advisor and affiliates of the Sub-Advisor, (iii) information regarding any potential conflicts of interest arising by reason of its continuing provision of advisory services to the Fund and to its other accounts, and (iv) such other information as the Board of Trustees shall reasonably request regarding the Fund, the Fund's performance, the services provided by the Sub-Advisor to the Fund as compared to its other accounts and the plans of, and the capability of, the Sub-Advisor with respect to providing future services to the Fund and its other accounts. The Sub-Advisor represents that a statement defining its policies with respect to the allocation of investment opportunity among the Fund and its other clients is included in
Part II of the Sub-Advisor's Form ADV as filed with the SEC.

         It is understood that the Sub-Advisor may become interested in the Trust as a shareholder or otherwise.

         The Sub-Advisor has supplied to the Advisor and the Trust copies of its Form ADV with all exhibits and attachments thereto and will hereafter supply to the Advisor, on an annual basis, copies of all amendments or restatements of such document. Further, the Sub-Advisor will hereafter supply to the Advisor and the Trust copies of any material amendments of its Form ADV within a reasonable time period after filing such material amendments with the SEC.

         5. USE OF NAMES. Neither the Advisor nor the Trust shall use the name of the Sub-Advisor in any prospectus, sales literature or other material relating to the Advisor or the Trust in any manner not approved in advance by the Sub-Advisor; provided, however, that the Sub-Advisor hereby approves all uses of its name which merely refer in accurate terms to its appointment hereunder or which are required by the SEC or a state securities commission; and provided further, that in no event shall such approval be unreasonably withheld. The Sub-Advisor shall not use the name of the Advisor or the Trust in any material relating to the Sub-Advisor in any manner not approved in advance by the Advisor or the Trust, as the case may be; provided, however, that the Advisor and the Trust each hereby approve all uses of their respective names which merely refer in accurate terms to the appointment of the Sub-Advisor hereunder or which are required by the SEC or a state securities commission; and, provided further, that in no event shall such approval be unreasonably withheld.

         6. LIMITATION OF LIABILITY OF THE SUB-ADVISOR. Absent willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Sub-Advisor, the Sub-Advisor shall not be subject to liability to the Advisor, the Trust or to any shareholder in the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security. As used in this Section 6, the term "Sub-Advisor" shall include the Sub-Advisor and/or any of its affiliates and the directors, officers and employees of the Sub-Advisor and/or any of its affiliates.

         7. LIMITATION OF TRUST'S LIABILITY. The Sub-Advisor acknowledges that it has received notice of and accepts the limitations upon the Trust's liability set forth in its Declaration of Trust. The Sub-Advisor agrees that (i) the Trust's obligations to the Sub-Advisor under this Agreement (or indirectly under the Advisory Agreement) shall be limited in any event to the assets of the Fund and (ii) the Sub-Advisor shall not seek satisfaction of any such obligation from the holders of shares of the Fund nor from any Trustee, officer, employee or agent of the Trust.

         8. FORCE MAJEURE. The Sub-Advisor shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Sub-Advisor shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

         9.       RENEWAL, TERMINATION AND AMENDMENT.

         a. This Agreement shall continue in effect, unless sooner terminated as hereinafter provided, for a period of no more than 150 days following the effective date of this Agreement.

         b. This Agreement may be terminated at any time, without payment of any penalty, (i) by the Advisor, by the Trust's Board of Trustees or by a vote of the majority of the outstanding voting securities of the Fund, in any such case upon not less than 10 calendar days' prior written notice to the Sub-Advisor and (ii) by the Sub-Advisor upon not less than 60 days' prior written notice to the Advisor and the Trust. This Agreement shall terminate automatically (i) in the event of its assignment or (ii) upon the effective date of a sub-advisory agreement with the Sub-Adviser that has been approved by a majority of the Fund's outstanding voting securities within 150 days of the effective date of this Agreement.

         c. This Agreement may be amended at any time by the parties hereto, subject to approval by the Trust's Board of Trustees and, if required by applicable SEC rules and regulations, a vote of the majority of the outstanding voting securities of the Fund affected by such change.

         d. The terms "assignment," "interested persons" and "majority of the outstanding voting securities" shall have the meaning set forth for such terms in the 1940 Act.

         10. SEVERABILITY. If any provision of this Agreement shall become or shall be found to be invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         11. NOTICE. Any notices under this Agreement shall be in writing addressed and delivered personally (or by telecopy) or mailed postage-paid, to the other party at such address as such other party may designate in accordance with this paragraph for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Trust and that of the Advisor for this purpose shall be 211 East Fourth Street, Suite 300, Cincinnati, Ohio 45202 and that the address of the Sub-Advisor shall be TCW Investment Management Company, 200 Park Avenue, Suite 2200, New York, New York 10166, Attention: Nick Galluccio or Susan Schottenfeld, with copies of all non-routine notices to be sent also to the Sub-Advisor's General Counsel at 865 South Figueroa Street, Suite 1800, Los Angeles, California 90017.

         12. MISCELLANEOUS. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Ohio. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.


Attest:                                        TOUCHSTONE ADVISORS, INC.

/s/ Maryellen Peretzky                          BY /s/ Jill T. McGruder
----------------------------                      ----------------------------
                                                   Jill T. McGruder, President
Name: Maryellen Peretzky

Title: Sr. Vice President


                                               TCW INVESTMENT MANAGEMENT COMPANY
Attest:

 /s/ Toni A. Forge                             BY /s/ Alvin R. Albe, Jr.
-------------------------------                   -------------------------
Name: Toni A. Forge                            Name: Alvin R. Albe, Jr.

Title: Vice President                          Title: President



Attest:

/s/ Toni A. Forge                               BY /s/ Philip K. Holl
--------------------------------                   ----------------------

Name: Toni A. Forge                             Name: Philip K. Holl

Title: Vice President                           Title: Senior Vice President




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